For Immediate Release

For additional information contact:
Michael W. Shelton, Chief Financial Officer
Phone:  336-369-0900

FNB Financial Services Corporation Announces Record Earnings for 2004

GREENSBORO, N.C.--(BUSINESS WIRE)—January 31, 2005--FNB Financial Services Corporation (NASDAQ/NMS: FNBF)(“FNB”), parent of FNB Southeast, reported record net income for 2004 of $8.34 million, an 11.8% increase from 2003 results of $7.46 million, representing the best annual earnings in FNB’s 95 year history. On a per diluted share basis, FNB earned $1.46 in 2004, an increase of 12.3% over $1.30 earned in 2003. Excluding the second quarter gain from the sale of a branch operation, FNB had adjusted record earnings of $7.79 million, or $1.37 per diluted share, in 2004. Net income for the fourth quarter of 2004 totaled $2.02 million while the 2003 fourth quarter totaled $2.00 million. Diluted earning per share for the fourth quarter was $0.35 in both years.

“FNB Southeast experienced some very rewarding events during 2004. Net income reached record levels again this year, we completed the relocation of our corporate headquarters, and we continued to experience solid growth in our market areas,” stated Ernest J. Sewell, Vice Chairman and Chief Executive Officer. “During the year we announced the promotion of Pressley Ridgill to President of the bank, and more recently, in the fourth quarter of 2004, we announced several exciting additions to our management team which we believe will contribute to FNB’s continued growth and reflect the positive steps underway to influence our overall corporate direction.”

Interest income totaled $44.47 million for the full year of 2004, compared to $41.59 million in 2003; fourth quarter interest income was $12.32 million and $10.33 million for 2004 and 2003, respectively. Total interest expense was $15.09 million in 2004, compared to $16.77 million in 2003, a decline of 10.0%. Interest expense on deposits was $13.56 million, a decrease of $1.63 million from the prior year. Fourth quarter interest expense on deposits totaled $3.88 million in 2004, an increase of $555,000 from one year earlier. The current trend in interest income and expense is reflective of higher average balances of loans and deposits, combined with continuing efforts by the Federal Reserve to increase interest rates.

Noninterest income totaled $8.09 million in 2004, an 8.9% increase over the $7.43 million recorded in 2003. For the fourth quarter, noninterest income rose 5.0%, from $1.85 million in 2003 to $1.95 million in 2004.

Assets at December 31, 2004 totaled $865.34 million, an increase of $84.41 million, or 10.8%, over one year earlier.  Loans amounted to $663.43 million at December 31, 2004, an increase of $82.04 million, or 14.11%, over the previous yearend balance of $581.38 million. Net credit charge-offs for the fourth quarter of 2004 amounted to $318,000, or 0.20% of average outstanding loans on an annualized basis. Annual net credit losses to average outstanding loans are 0.17% for 2004, compared to 0.24% for 2003.  FNB recorded a provision for credit losses of $1.28 million for the full year of 2004, compared to $1.43 million in 2003. The yearend allowance for credit losses to outstanding loans was 1.11% for 2004 and 1.23% for 2003.

Deposits increased $82.38 million, or 12.8%, to $724.29 million at December 31, 2004.  Shareholders’ equity increased 7.1% to $70.43 million and FNB increased annual cash dividends by 11.1% to $0.50 per share in 2004. During 2004, FNB repurchased 184,286 shares of its common stock at an average cost of $18.72.

FNB Financial Services Corporation is a financial holding company with one subsidiary, FNB Southeast; a North Carolina chartered commercial bank. FNB Southeast currently operates 17 banking offices located in North Carolina and Virginia, along with additional mortgage origination offices through its mortgage subsidiary, FNB Southeast Mortgage Corporation. A separate investment subsidiary of the bank operates as FNB Southeast Investment Services, Inc.

Information in this press release may contain “forward-looking statements.” These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in the Company’s recent filings with the Securities and Exchange Commission, including, but not limited to, its Annual Report on Form 10-K and its other periodic reports.